UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2)*


United Security Bancshares
(Name of Issuer)

Common Stock, no par value
(Title of Class of Securities)

91146010
(CUSIP Number)

12/31/2020
(Date of Event which Requires
Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [X]  Rule 13d-1(b)
    [ ]  Rule 13d-1(c)
    [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



CUSIP No. 91146010	SCHEDULE 13G	Page 2 of 9


1	Names of Reporting Persons

	Bridgewealth Advisory Group, LLC

	IRS Identification No. of Above Person (entities only)

	83-0769376

2	Check the Appropriate Box if a Member of a Group
			(a)	[ ]
	(See instructions)	(b)	[ ]

3	SEC USE ONLY

4	Citizenship or Place of Organization

		California

			5	Sole Voting Power

				-0-

	NUMBER OF	6	Shared Voting Power
	SHARES
	BENEFICIALLY			-0-
	OWNED BY EACH
	REPORTING	7	Sole Dispositive Power
	PERSON WITH
				935,171

		8	Shared Dispositive Power

				-0-

9	Aggregate Amount Beneficially Owned by each Reporting
Person

	935,171

10	Check if the Aggregate Amount in Row (9) Excludes Certain
Shares (see instructions)       [ ]

11	Percent of Class Represented by Amount in Row 9

	5.5%

12	Type of Reporting Person (See Instructions)

	IA


CUSIP No. 91146010	SCHEDULE 13G	Page 3 of 9


1	Names of Reporting Persons

	Kevin C. Hook

	IRS Identification No. of Above Person (entities only)

	Not Applicable

2	Check the Appropriate Box if a Member of a Group
			(a)	[ ]
	(See instructions)	(b)	[ ]

3	SEC USE ONLY

4	Citizenship or Place of Organization

		United States

			5	Sole Voting Power

				-0-

	NUMBER OF	6	Shared Voting Power
	SHARES
	BENEFICIALLY			-0-
	OWNED BY EACH
	REPORTING	7	Sole Dispositive Power
	PERSON WITH
				935,171

		8	Shared Dispositive Power

				-0-

9	Aggregate Amount Beneficially Owned by each Reporting
Person

	935,171

10	Check if the Aggregate Amount in Row (9) Excludes Certain
Shares (see instructions)       [ ]

11	Percent of Class Represented by Amount in Row 9

	5.5%

12	Type of Reporting Person (See Instructions)

	IN


CUSIP No. 91146010	SCHEDULE 13G	Page 4 of 9


1	Names of Reporting Persons

	Joshua A. Carpenter

	IRS Identification No. of Above Person (entities only)

	Not Applicable

2	Check the Appropriate Box if a Member of a Group
			(a)	[ ]
	(See instructions)	(b)	[ ]

3	SEC USE ONLY

4	Citizenship or Place of Organization

		United States

			5	Sole Voting Power

				-0-

	NUMBER OF	6	Shared Voting Power
	SHARES
	BENEFICIALLY			-0-
	OWNED BY EACH
	REPORTING	7	Sole Dispositive Power
	PERSON WITH
				935,408

		8	Shared Dispositive Power

				-0-

9	Aggregate Amount Beneficially Owned by each Reporting
Person

	935,171

10	Check if the Aggregate Amount in Row (9) Excludes Certain
Shares (see instructions)       [ ]

11	Percent of Class Represented by Amount in Row 9

	5.5%

12	Type of Reporting Person (See Instructions)

	IN


CUSIP No. 91146010	SCHEDULE 13G	Page 5 of 9


1	Names of Reporting Persons

	Derek J. Elrod

	IRS Identification No. of Above Person (entities only)

	Not Applicable

2	Check the Appropriate Box if a Member of a Group
			(a)	[ ]
	(See instructions)	(b)	[ ]

3	SEC USE ONLY

4	Citizenship or Place of Organization

		United States

			5	Sole Voting Power

				-0-

	NUMBER OF	6	Shared Voting Power
	SHARES
	BENEFICIALLY			-0-
	OWNED BY EACH
	REPORTING	7	Sole Dispositive Power
	PERSON WITH
				935,171

		8	Shared Dispositive Power

				-0-

9	Aggregate Amount Beneficially Owned by each Reporting
Person

	935,171

10	Check if the Aggregate Amount in Row (9) Excludes Certain
Shares (see instructions)       [ ]

11	Percent of Class Represented by Amount in Row 9

	5.5%

12	Type of Reporting Person (See Instructions)

	IN


 CUSIP No. 91146010	SCHEDULE 13G	Page 6 of 9


Item 1(a).	Name of Issuer.

	United Security Bancshares

Item 1(b).	Address of Issuer's Principal Executive Offices.

	2126 Inyo Street, Fresno, California  93721

Item 2(a).	Name of Person Filing.

	Bridgewealth Advisory Group, LLC
	Kevin C. Hook
	Joshua A. Carpenter
	Derek J. Elrod

Item 2(b).	Address of Principal Business Office or, if none,
Residence.

	The business address of Bridgewealth Advisory Group, LLC,
Kevin C. Hook, Joshua A. Carpenter, and Derek J. Elrod is 986
West Alluvial Ave., Suite 101, Fresno, CA  93711.

Item 2(c).	Citizenship.

	Bridgewealth Advisory Group, LLC is a California limited liability company
	Kevin C. Hook is a United States Citizen
	Joshua A. Carpenter is a United States Citizen
	Derek J. Elrod is a United States Citizen

Item 2(d).	Title of Class of Securities.

	Common Stock, no par value

Item 2(e).	CUSIP Number.

	911460103

Item 3.	If this statement is filed pursuant to 240.13d-
1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)  [ ] Bank as defined in section 3(a)(6) of the Act (15
U.S.C. 78c).

(c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).


CUSIP No. 91146010	SCHEDULE 13G	Page 7 of 9


(d) [ ] Investment company registered under section 8 of the Investment Company act of 1940 (15 U.S.C. 80a-8).

(e)  [X] An investment adviser in accordance with 240.13d-
1(b)(1)(ii)(E).

(f) [ ] An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F).

(g) [ ] A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G).

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i) [ ] A church plan that is excluded form the definition of an investment company under section 3(c)(14) of the Investment
Company act of 1940 (15 U.S.C. 80a-3).

(j)  [ ] A non-U.S. institution in accordance with Rule
240.13d-1(b)(1)(ii)(J);

(K)  [ ] Group, in accordance with 240.13d-1(b)(1)(ii)(K).  If filing as a non-U.S. institution in accordance with Rule
240.13d-1(b)(1)(ii)(J), please specify the type of institution:
______

Item 4.	Ownership.

	Reference is hereby made to Items 5-9 and 11 of pages two
(2), three(3), four (4), and five (5) of this Schedule 13G, which Items are incorporated by reference herein.




CUSIP No. 91146010	SCHEDULE 13G	Page 8 of 9


Item 5.	Ownership of Five Percent or Less of a Class.

	Not applicable.
..

Item 6.	Ownership of More Than Five Percent on Behalf of
Another Person.

	Bridgewealth Advisory Group, LLC is deemed to be the beneficial owner of the number of securities reflected in Item 5-9 and 11 of page two (2) of this Schedule 13G pursuant to separate arrangements whereby it acts as investment adviser to certain persons. Each person for whom Bridgewealth Advisory Group, LLC acts as investment adviser has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock purchased or held pursuant to such arrangements.

	Each of Mssrs. Carpenter, Hook and Elrod is deemed to be the beneficial owner of the number of securities reflected in
Item 5-9 and 11 of pages three(3), four (4), and five (5), as reported, based on their position of managing member of Bridgewealth Advisory Group, LLC and, in case of Mr. Carpenter, his personal investments.

Item 7.	Identification and Classification of the
Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

	Not applicable.

Item 8.	Identification and Classification of Members of
the Group.

	Not applicable.

Item 9.	Notice of Dissolution of Group.

	Not applicable.



CUSIP No. 91146010	SCHEDULE 13G	Page 9 of 9


Item 10.	Certification.

	By signing below, the undersigned certify that, to the best of their1 knowledge and belief, the securities referred to above on pages two (2), three(3), four (4), and five (5) of this Schedule 13G were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


Signature

	After reasonable inquiry and to the best of their knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


DATED:  February 10, 2021

	Bridgewealth Advisory Group, LLC

	/s/ Kevin C. Hook
	________________________
	By:  Kevin C. Hook
	its: Managing Member

	Kevin C. Hook

	/s/ Kevin C. Hook
	________________________
	By:  Kevin C. Hook

	Joshua A. Carpenter

	/s/ Joshua A. Carpenter
	________________________
	By:  Joshua A. Carpenter

	Derek J. Elrod

	/s/ Derek J. Elrod
	________________________
	By:  Derek J. Elrod

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)